JOINT VENTURE AGREEMENT

by and between

MINERA FOCUS S.A.C.

and

DAEWOO INTERNATIONAL CORPORATION

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETTION	3

2	PURPOSE	6

3	INCORPORATION OF JVC	6

4	CONTRIBUTIONS AND DRILLING PROGRAM	7

5	SHAREHOLDERS	16

6	BOARD OF DIRECTORS	19

7	TECHNICAL COMMITTEE	21

8	MANAGEMENT AND OPERATION	22

9	BUSINESS PLAN AND BUDGET	22

10	SHARE TRANSFER RESTRICTION	24

11	REPRESENTATIONS AND WARRANTIES	26

12	INDEMNITY	28

13	CONFIDENTIALITY	29

14	TERM AND TERMINATION	29

15	MISCELLANEOUS	31

This Joint Venture Agreement (this “Agreement”) is entered into as of October 22, 2014 (the “Effective Date”), by and between:

MINERA FOCUS S.A.C., a company duly established and existing under the laws of the Republic of Peru (“Peru”), with its principal place of business at Calle Franz Schubert Nº172, San Borja Sur, Lima 41, Peru (“Focus”); and

DAEWOO INTERNATIONAL CORPORATION, a company duly established and existing under the laws of the Republic of Korea (“Korea”), with its principal place of business at 10, Tongil-ro, Jung-gu, Seoul, Korea 100-753 (“Daewoo”).

Focus and Daewoo are referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, Focus and Daewoo desire to establish a joint venture company (the “JVC”) for the purpose of the exploration and development project in respect of the mining concessions located in the districts of Yanatile and Challabamba, provinces of Calca and Paucartambo, department of Cusco, in Peru, as more particularly described in Schedule 1 attached  hereto (the “Project”); and

WHEREAS, Focus and Daewoo desire to set forth the terms and conditions regarding the establishment of the JVC, the Parties’ respective rights and obligations with respect to the exploration, development, operations and management of the Project by entering into this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

DEFINITIONS AND INTERPRETATION

1.1

Definitions.  Unless the context requires otherwise, the following terms shall have the respective meanings as below:

“Auditor” means the auditor of the JVC;

“Board” means the board of the directors of the JVC;

“Business Day” means any day, except for Saturdays and Sundays, on which banks are open for business in Korea, Canada and Peru;

“Director” means a director of the JVC;

“Drilling Permit” means the drilling permit for the Aurora mining concession;

“FMV” means the fair market value of the relevant Shares as determined by a world-renowned independent appraiser selected by the agreement of the Parties;

“Focus Canada” means Focus Ventures Ltd., a company duly established and existing under the laws of Canada with its principal place of business at Suite 650, 200 Burrard Street, Vancouver, BC, Canada V6C 3L6;

“General Manager” means the general manager of the JVC;

“Government Approvals” means, with respect to an action or transaction, the approval, consent or required filing or notices of all relevant national, local or administrative authorities of any applicable jurisdiction with respect to such action or transaction, together with any licenses or permits required for such action or transaction pursuant to any applicable Laws or regulations;

“Governmental Authorities” means any government, any governmental, regulatory, self-regulatory or administrative authority, agency or commission or any court, tribunal, judicial body or arbitrator;

“Law” means any law, treaty, statute, ordinance, code, rule or regulation of any applicable Governmental Authorities or judgment, decree, order, writ, award, injunction or determination of an arbitrator, court or other Governmental Authorities;

“Lien” means any mortgage, pledge, lien, security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, nature, character or description whatsoever;

“Loss” means liabilities, losses, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, and other costs and expenses, including reasonable fees and disbursements of legal advisors, accountants and other professional advisers, of any kind or nature whatsoever, whether or not arising out of third party claims and including all amounts paid in the investigation, defense or settlement of the foregoing, but excluding loss of profits, loss of business opportunities, or any other special, indirect, incidental, consequential, punitive or exemplary damages;

“Maja Linda Mining Concessions” means the mining concessions of Maja Linda 1, Maja Linda 2, Maja Linda 3, Maja Linda 4, Maja Linda 5, and Maja Linda 6, as further described in Schedule 1(a) attached hereto;

“Mining Rights” means collectively (i) the Maja Linda Mining Concessions, (ii) the Option Agreement Rights and (iii) the Drilling Permit;

“Option Agreement Rights” means all of the option holder’s rights, interests and privileges in the mining lease and option agreements in respect of the mining concessions of Aurora and Aurora MLQ, as further described in Schedule 1(b) attached hereto;

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator, governmental authority or its legal representative, agency or instrumentality;

“Shareholder” means the registered shareholders on the JVC’s share register;

“Share” means the ordinary share in the JVC;

“Term Sheet” means the term sheet dated January 22, 2014, which was executed by and between Focus Canada and Daewoo for the establishment of the JVC and implementation of the Project;

“Transaction Documents” means this Agreement and any other agreements to be executed by the Parties and/or the JVC; and

“USD” or “U.S. Dollars” means the lawful currency of the United States of America.

1.2

Interpretation.  Unless the context requires otherwise, the following terms shall be interpreted as below:

(a)

Section, schedule and paragraph headings do not affect the interpretation of this Agreement;

(b)

A reference to a section or a schedule is a reference to a section of, or schedule to, this Agreement and a reference to a paragraph is a reference to a paragraph of the relevant schedule;

(c)

A reference to a document (including this Agreement) includes any variation or replacement of it;

(d)

Words in the singular include the plural and in the plural include the singular;

(e)

A reference to one gender includes a reference to the other gender;

(f)

All warranties, representations, agreements and obligations expressed to be given or entered into by more than one Person are given or entered into jointly and severally by the Persons concerned;

(g)

All warranties, representations, agreements and obligations expressed to be given or entered into in favour of two or more Persons is for the benefit of them jointly and each of them individually;

(h)

A reference to a law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and including any subordinate legislation for the time being in force made under it;

(i)

Writing or written includes faxes and e-mail;

(j)

Documents in agreed form are documents in the form agreed by the Parties and initialled by them for identification;

(k)

A reference in this Agreement to a document is a reference to the document whether in paper or electronic form;

(l)

Where the words “include”, “including” or “in particular” are used in this Agreement, they are deemed to have the words “without limitation” following them;

(m)

Any obligation in this Agreement on a Person not to do something includes an obligation not to agree or allow that thing to be done; and

(n)

Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

PURPOSE

2.1

Incorporation.  The purpose of this Agreement is to provide for the establishment, ownership and operation of the JVC, which will be a closed corporation (Sociedad Anonima Cerrada) under the laws of Peru, in accordance with the terms herein, and to set forth the Parties’ rights and obligations with respect to the JVC.

2.2

Compliance.  The Parties shall use their commercially reasonable efforts to ensure that the JVC, and where applicable, the Board, the management and the employees thereof, shall comply with the terms of this Agreement.

2.3

Activity.  The Parties shall use their commercially reasonable efforts to ensure that the JVC shall own, develop and operate the Project in accordance with this Agreement.

INCORPORATION OF JVC

3.1

Name.  The name of the JVC shall be Focus Aurora S.A.C.

3.2

Address.  The principal place of business and registered address of the JVC shall be in Calle Franz Schubert Nº172, San Borja Sur, Lima 41, Peru.

3.3

Purpose.  The JVC will proceed, subject to the terms and conditions hereof, as expeditiously as commercially reasonable and practicable, to develop and operate the Project.

3.4

Business.  It is intended that the business of the JVC will be conducted in the best interests of the JVC in accordance with the guidelines, principles and standards agreed and adopted by the Board and, if applicable, approved by the Shareholders in accordance with Sections ,  and , from time to time, with a view to the JVC maximizing shareholder value.

3.5

Compliance.  The JVC’s business will be conducted in compliance with all applicable laws, including, without limitation, the laws of Peru pertaining to environmental matters and health and safety matters.

3.6

Auditor.  The Auditor shall be an internationally recognized auditing firm to be mutually determined by the Parties.

3.7

Establishment.  The JVC shall be established as follows:

(a)

Focus shall effect the incorporation of the JVC;

(b)

Focus shall undergo a simple reorganization in respect of the Mining Rights in accordance with the laws of Peru.  Upon completion of such reorganization, the Maja Linda Mining Concessions shall be separated and transferred to the JVC on a book value basis.  Without limiting the foregoing, upon completion of such reorganization, the Option Agreement Rights and the Drilling Permit shall be assigned in favour of and transferred to the JVC, free and clear of any and all Liens, other than permitted encumbrances accepted by Daewoo;

(c)

Notwithstanding Section 3.7(b) above, Daewoo may request Focus to undergo a simple reorganization in respect of the Maja Linda Mining Concessions and the Option Agreements Rights for the Aurora MLQ mining concession, separately from and prior to the Option Agreements Rights for the Aurora mining concession and the Drilling Permit.  In such case, Focus shall complete such simple reorganization by the end of November 2014, and shall procure that the Option Agreements Rights for the Aurora mining concession and the Drilling Permit shall be assigned in favour of and transferred to the JVC, free and clear of any and all Liens, other than the permitted encumbrances accepted by Daewoo, as soon as possible thereafter;

(d)

Any taxes arising out of or relating to such transfer and assignment of the Maja Linda Mining Concessions, the Option Agreement Rights and the Drilling Permit to the JVC, if any, in accordance with this Section  shall be borne by Focus; and

(e)

Upon completion of the simple reorganization, Focus will hold one hundred percent (100%) of the Shares.  Subsequently, the Maja Linda Mining Concessions and the Option Agreement Rights shall be re-evaluated by Focus at Three Million One Hundred Twenty Thousand U.S. Dollars (USD3,120,000).

CONTRIBUTIONS AND DRILLING PROGRAM

4.1

Phase 1.

(a)

Focus Prior Undertakings.  Focus shall complete and procure all of the following matters to the satisfaction of Daewoo on or prior to Phase 1 Cash Contribution as defined below:

(i)

ppayment of the differences of the license fees and applicable penalties between those applicable under the small scale mining regime and those applicable under the general mining regime, and verification of good standing of the mining concession of Aurora;

(ii)

formalization and recording of all public deeds for the mining contracts, including all amendments and assignments, relating to the mining concession of Aurora and Aurora MLQ;

(iii)

procurement of the shareholder ratification by the mining title holders for the mining concessions of Aurora and Aurora MLQ in relation to the execution and performance of the mining lease and option agreements;

(iv)

amendments to the mining lease and option agreements for the mining concessions of Aurora and Aurora MLQ, including, without limitation, extension of the Aurora purchase option and lease term, for a term sufficient to allow JVC to exercise the Aurora and the Aurora MLQ purchase option at any time, during the term of this Agreement, and detailed terms and conditions of the net smelter return payments;

(v)

provision of evidence for the payment of all mining lease fees and related taxes, if any, which are payable to the mining concession holders;

(vi)

obtaining the Drilling Permit in the name of Focus and any other necessary approvals from any applicable Governmental Authorities to allow the conduct of exploration activities in the Project;

(vii)

transfer and assignment to the JVC of the Drilling Permit and the necessary approvals in Section 4.1(a)(vi) above; and

(viii)

obtaining the consent from the Parobamba farming community on the update of the surface right agreement in favour of the JVC.

(b)

Conditions Precedent.  The obligation of Daewoo shall be subject to the satisfaction of the following conditions, unless otherwise waived by Daewoo:

(i)

All of the undertakings and obligations of Focus under Sections 3.7 and 4.1(a) above have been completed, obtained and procured;

(ii)

The representations and warranties of Focus contained in Section 11.1 shall be true and accurate in all material respects on and as of the date of the first installment of the Phase 1 Cash Contribution, as defined in Section 4.1(c) below;

(iii)

All regulatory approvals, permits, designations and licenses required from the Government Authorities of Korea and Peru in relation to the Phase 1 Cash Contribution shall have been duly obtained;

(iv)

There is no material adverse effect in the JVC and the Mining Rights; and

(v)

The articles of incorporation, the by-laws and any other constitutional documents of the JVC (collectively the “Constitutional Documents”) have been amended to reflect the terms and conditions of this Agreement.

(c)

Cash Contribution.

(i)

Within seven (7) days following the satisfaction or waiver of all of the conditions precedent set forth in Section 4.1(b) (the “Phase 1 Closing Date”), Daewoo shall subscribe for such number of Shares representing forty-nine percent (49%) (the “Purchased Shares”) of all the Shares for the subscription price of Three Million U.S. Dollars (USD3,000,000) (the “Phase 1 Cash Contribution”).

(ii)

Upon receipt by the JVC of the Phase 1 Cash Contribution and approval of the Shareholders of the subscription for the Purchased Shares, Daewoo will own forty-nine percent (49%) of all of the Shares and Focus will own fifty-one percent (51%) of all of the Shares.  The per-share issue price of the Purchased Shares shall be equal to the per-share issue price (the “Initial Share Price”) of the Shares subscribed by Focus as a result of the internal re-evaluation of the Maja Linda Mining Concessions and the Option Agreement Rights in accordance with Section 3.7(e) above.

(iii)

The subscription by Daewoo of the Purchased Shares shall be formalized and approved at a Shareholders’ meeting.  Such Shareholders’ meeting shall be called by Focus no later than three (3) days following the satisfaction or waiver of the conditions precedent set forth in Section 4.1(b) above.  For the purpose of such Shareholders’ meeting, Focus shall grant an irrevocable power of attorney to Daewoo to attend and vote on behalf of Focus at such Shareholders’ meeting to approve the subscription of the Shares at the Phase 1 Closing Date.

(iv)

The power of attorney shall remain valid until the JVC has issued and delivered to Daewoo all required documents to evidence the subscription of the Purchased Shares.

(d)

Deliverables.  On the Phase 1 Closing Date, Focus shall cause the JVC to resolve at a Shareholders’ meeting that the Purchased Shares have been subscribed and shall cause the JVC to deliver to Daewoo:

(i)

physical share certificates representing Daewoo’s ownership of good and valid title to the Purchased Shares subscribed for by Daewoo pursuant to Section 4.1(c) above, free and clear of any Liens;

(ii)

a certified copy of the shareholders register of the JVC, reflecting Daewoo’s ownership of the Purchased Shares, free and clear of any Liens;

(iii)

a certified copy of the documents of the JVC evidencing the election of the individuals designated, in accordance with Section 6.2, by Focus and Daewoo as the Directors of the Board;

(iv)

a certified copy of the amended Constitutional Documents as mutually agreed by the Parties and incorporating the terms and conditions of this Agreement; and

(v)

a certified copy of the bank statement for each bank account held by the JVC, each dated no earlier than three (3) days prior to the Phase 1 Closing Date.

(e)

Use of Proceeds.  The proceeds from the Phase 1 Cash Contribution shall be used by the JVC for:

(i)

exploration and development of the Project, including the drill program to complete within the period of, unless otherwise agreed between the Parties,  twelve (12) months from the Phase 1 Closing Date (the “Phase 1 Period”);

(ii)

all payments necessary to keep the mining concessions held by the JVC in good standing, including option payments that should be paid pursuant to the mining lease and option agreements described in Schedule 4.1(e) hereto; and

(iii)

to the extent properly evidenced by written records provided to and approved by Daewoo (acting reasonably), reimbursement to Focus Canada of the expenses which are incurred by Focus and Focus Canada from the date of execution of the Term Sheet to the date on which Daewoo has made the Phase 1 Cash Contribution.  Reimbursement will be made by the JVC to Focus Canada within twenty-one (21) days from the payment by Daewoo of the Phase 1 Cash Contribution.  Notwithstanding the foregoing, the expenses and costs that are to be borne by Focus in connection with the preparation of this Agreement shall not be reimbursed.

(f)

Drilling Program.  During the Phase 1 Period, Focus shall cause the JVC to complete a drilling program of ten thousand (10,000) meters or such other number of meters as may be mutually agreed by the Parties.  Without limiting the foregoing, Focus shall exercise its commercially reasonable efforts to cause the JVC to complete such drilling program during the Phase 1 Period by the date falling thirty (30) days prior to the expiration date of the Phase 1 Period.

4.2

Phase 2.

(a)

Conditions Precedent.  The obligation of each Party to make its portion of the Phase 2 Cash Contribution under Section 4.2(b) below shall be subject to the satisfaction of the following conditions, unless otherwise waived by such Party:

(i)

The representations and warranties of the other Party contained in Section 11 shall be true and accurate in all material respects on and as of the Phase 2 Closing Date;

(ii)

All regulatory approvals, permits, designations and licenses required from the Government Authorities of Korea, Canada, and Peru in relation to the Phase 2 Cash Contribution shall have been duly obtained;

(iii)

There is no material adverse effect in the JVC; and

(iv)

There is no material breach by the other Party of the Transaction Documents.

(b)

Cash Contribution.

(i)

If Daewoo decides to proceed with a further drilling program for the Project during the period of sixty (60) calendar days prior to the expiration of the Phase 1 Period, each Party shall cause the JVC to issue new Shares to Focus and Daewoo in proportion to their then respective shareholding ratios at the Initial Share Price for a total amount of Four Million Five Hundred Thousand U.S. Dollars (USD4,500,000) (the “Phase 2 Cash Contribution”). Such subscription and issuance of new Shares for the Phase 2 Cash Contribution shall be subject to the satisfaction or waiver of all of the conditions precedent set forth in Section 4.2(a) above.

(ii)

Focus shall subscribe for such number of new Shares representing fifty-one percent (51%) for the subscription price of Two Million Two Hundred Ninety Five Thousand U.S. Dollars (USD2,295,000), and Daewoo shall subscribe for such number of new Shares representing forty-nine percent (49%) for the subscription price of Two Million Two Hundred and Five Thousand U.S. Dollars (USD2,205,000).  Such subscriptions by Focus and Daewoo shall be made on a Business Day prior to the commencement of the Phase 2 Period (as defined below) as agreed between the Parties (the “Phase 2 Closing Date”).  Upon completion of such subscriptions, Focus will own fifty-one percent (51%) of all of the Shares and Daewoo will own forty-nine percent (49%) of all of the Shares.

(iii)

The subscription by Focus of such number of new Shares that, together with the Shares subscribed for by Focus at the time of the incorporation of the JVC for the purpose of Phase 1 Cash Contribution, shall represent fifty-one percent (51%) of all the Shares.  The subscription by Daewoo of such number of new Shares that, together with the Shares subscribed for by Daewoo in Phase 1 Cash Contribution, shall represent forty-nine percent (49%) of all the Shares.  Such subscriptions by Focus and Daewoo shall be formalized and approved at a Shareholders’ meeting which shall be called by Focus and Daewoo no later than three (3) days following the satisfaction or waiver of conditions precedent set forth in Section 4.2(a) above.

(iv)

Notwithstanding the foregoing, should any Party fail to subscribe for any or all of its portion of the Phase 2 Cash Contribution under this Section, such failing Party shall waive its preemptive rights to subscribe for new Shares in relation to the Phase 2 Cash Contribution, and the non-failing Party shall have the right to take up all of the unsubscribed portion of the Phase 2 Cash Contribution at the Initial Share Price.  In such case, the Party that failed to subscribe shall not be considered to be in breach of its obligations to subscribe for its Shares under this Section 4.2(b) and the shareholdings of the Parties shall be adjusted in accordance with the formula set out in Exhibit 1 attached hereto.

(c)

Funding Assistance.

(i)

In case that Focus reasonably determines, despite all its good faith efforts, it would be impossible for Focus to procure any part or all of the funds for its cash contribution under Section 4.2(b) above, Focus may request Daewoo to assist Focus in procurement of such funds for Focus’ contribution into the JVC.  Such request shall be made by presenting evidence supporting Focus’ good faith efforts to procure the funds.  In such case, Daewoo may discuss with Focus an option for Daewoo to subscribe for new shares or convertible bonds to be issued by Focus Canada in order to provide funding assistance to Focus.

(ii)

If and to the extent that the terms and conditions of issuance of such new shares or convertible bonds of Focus Canada are satisfactory to Daewoo, Daewoo shall assist Focus by subscribing for such new shares or convertible bonds of Focus Canada. In such case, Focus shall use the proceeds from the issuance of such new shares or convertible bonds to subscribe for new Shares in accordance with Section 4.2(b) above.

(d)

Deliverables.  On the Phase 2 Closing Date, each Party shall cause the JVC to deliver to Focus and Daewoo:

(i)

physical share certificates representing each Party’s ownership of good and valid title to the Shares subscribed for by the relevant Party pursuant to Section 4.2(b) above, free and clear of any Liens; and

(ii)

a certified copy of the shareholders register of the JVC, reflecting each Party’s ownership of such Shares, free and clear of any Liens.

(e)

Use of Proceeds.  The proceeds from the Phase 2 Cash Contribution shall be used by the JVC for:

(i)

exploration and development of the Project, including the drilling program to complete within the period of, unless otherwise agreed between the Parties, fifteen (15) months after the expiration of the Phase 1 Period (the “Phase 2 Period”); and

(ii)

all payments necessary to keep the mining concessions held by the JVC in good standing, including option payments that should be paid pursuant to the mining lease and option agreements described in Schedule 4.1(e) hereto.

(f)

Drilling Program.  During the Phase 2 Period, Focus shall cause the JVC to complete:

(i)

a drill program of fifteen thousand (15,000) meters or such other number of meters as may be mutually agreed by the Parties; and

(ii)

a scoping study or preliminary economic assessment for the Project, to the reasonable satisfaction of Daewoo and Focus.

Without limiting the foregoing, Focus shall exercise its commercially reasonable efforts to cause the JVC to complete such drilling program during the Phase 2 Period by the date falling sixty (60) days prior to the expiration date of the Phase 2 Period.

4.3

Phase 3.

(a)

Conditions Precedent.  The obligations of the applicable Party to make the Phase 3 Cash Contribution under Section 4.3(b) or 4.3(c) below shall be subject to the satisfaction of the following conditions, unless otherwise waived by such Party:

(i)

The representations and warranties of the other Party contained in Section 11 shall be true and accurate in all material respects on and as of the Phase 3 Closing Date;

(ii)

All regulatory approvals, permits, designations and licenses required from the Government Authorities of Korea and Peru in relation to the Phase 3 Cash Contribution shall have been duly obtained;

(iii)

There is no material adverse effect in the JVC; and

(iv)

There is no material breach by the other Party of the Transaction Documents.

(b)

Cash Contribution Solely by Daewoo.

(i)

If, during the period of twenty (20) days following the date falling two (2) months prior to the expiration of the Phase 2 Period, Daewoo decides to  proceed with a further drilling program for the Project, and solely subscribe for new Shares on its own, without Focus’ participation, each Party shall cause the JVC to issue new Shares to Daewoo at the Initial Share Price for a total amount of Five Million U.S. Dollars (USD5,000,000) (the “Phase 3 Cash Contribution”).  Such subscription and issuance of new Shares for the Phase 3 Cash Contribution shall be subject to the satisfaction or waiver of all of the conditions precedent set forth in Section 4.3(a) above.

(ii)

Daewoo shall subscribe for such number of new Shares that, together with the Shares subscribed for by Daewoo in Phase 1 Cash Contribution and Phase 2 Cash Contribution, represent sixty-five point two three percent (65.23%) of all the Shares on a Business Day prior to the commencement of the Phase 3 Period (as defined below) as agreed between the Parties (the “Phase 3 Closing Date”).  Upon completion of the Phase 3 Cash Contribution solely by Daewoo, subject to the Parties’ subscription of all of its allotted portion in the Phase 2 Cash Contribution, Daewoo will own sixty-five point two three percent (65.23%) of all of the Shares, and Focus will own thirty-four point seven seven percent (34.77%) of all of the Shares.

(iii)

The subscription by Daewoo of such number of new Shares that, together with the Shares subscribed for by Daewoo in Phase 1 Cash Contribution and Phase 2 Cash Contribution, represent sixty-five point two three percent (65.23%) of all the Shares in the JVC shall be formalized and approved at a Shareholders’ meeting.  Such Shareholders’ meeting shall be called by Focus and Daewoo no later than three (3) days following the satisfaction or waiver of conditions precedent set forth in Section 4.3(a) above.

(c)

Cash Contribution by Both Parties.

(i)

If Daewoo does not decide to fund the entire Phase 3 Cash Contribution during such twenty (20) day period in accordance with Section 4.3(b) above, then Daewoo and Focus may jointly decide to proceed with a further drilling program for the Project prior to the commencement of the Phase 3 Period.  In such case, the Parties shall cause JVC to issue new Shares to Focus and Daewoo at the Initial Share Price for the Phase 3 Cash Contribution in proportion to their respective shareholding ratios.  Such subscription and issuance of new Shares for the Phase 3 Cash Contribution shall be subject to the satisfaction or waiver of all of the conditions precedent set forth in Section 4.3(a) above.

(ii)

For the avoidance of doubt, in any case, the total amount of the Phase 3 Cash Contribution shall not exceed Five Million U.S. Dollars (USD5,000,000).  Focus shall subscribe for such number of new Shares representing fifty-one percent (51%) for the total subscription price of Two Million Five Hundred Fifty Thousand U.S. Dollars (USD2,550,000), and Daewoo shall subscribe for such number of new Shares representing forty-nine percent (49%) for the total subscription price of Two Million Four Hundred Fifty Thousand U.S. Dollars (USD2,450,000), on the Phase 3 Closing Date. Upon completion of such subscription, subject to the Parties’ subscription of all of its allotted portion in the Phase 2 Cash Contribution, Daewoo will own forty-nine percent (49%) of all of the Shares and Focus will own fifty-one percent (51%) of all of the Shares.

(iii)

The subscription by Daewoo of such number of new Shares that, together with the Shares subscribed for by Daewoo in Phase 1 Cash Contribution and Phase 2 Cash Contribution, represent forty-nine percent (49%) in the JVC and the subscription by Focus of such number of new Shares that, together with the Shares subscribed for by Focus at the time of the incorporation of the JVC for the purpose of Phase 1 Cash Contribution and Phase 2 Cash Contribution, represent fifty-one percent (51%) in the JVC shall be formalized and approved at a Shareholders’ meeting.  Such Shareholders’ meeting shall be called by Focus and Daewoo no later than three (3) days following the satisfaction or waiver of conditions precedent set forth in Section 4.3(a) above.

(iv)

Notwithstanding the foregoing, should any Party fail to subscribe for any or all of its portion of the Phase 3 Cash Contribution under this Section, such failing Party shall waive its preemptive rights to subscribe for new Shares in relation to the Phase 3 Cash Contribution, and the non-failing Party shall have the right to take up all of the unsubscribed portion of the Phase 3 Cash Contribution at the Initial Share Price.  In such case, the Party that failed to subscribe shall not be considered to be in breach of its obligations to subscribe for its Shares under this Section 4.3(c) and the shareholdings of the Parties shall be adjusted in accordance with the formula set out in Exhibit 1 attached hereto.

(d)

Deliverables.  On the Phase 3 Closing Date, each Party shall cause the JVC to deliver to Focus, as applicable, and Daewoo:

(i)

physical share certificates representing Focus’, as applicable, and Daewoo’s ownership of good and valid title to the Shares subscribed for by Focus, as applicable, and Daewoo, respectively, pursuant to Section 4.3(b) or 4.3(c) above, free and clear of any Liens; and

(ii)

a certified copy of the shareholders register of the JVC, reflecting Focus’, as applicable, and Daewoo’s ownership of such Shares, free and clear of any Liens.

(e)

Use of Proceeds.  The proceeds from the Phase 3 Cash Contribution shall be used by the JVC for:

(i)

exploration and development of the Project, including the preparation of a preliminary feasibility study to complete within the period of, unless otherwise agreed between the Parties, fifteen (15) months after the expiration of the Phase 2 Period (the “Phase 3 Period”); and

(ii)

all payments necessary to keep the mining concessions held by the JVC in good standing, including option payments that should be paid pursuant to the mining lease and option agreements described in Schedule 4.1(e) hereto.

4.4

Subsequent Contributions Prior to Development Phase.

(a)

If the Parties determine that the JVC needs additional funds for the Project after the completion of the Phase 3 Period but prior to the development phase of the Project (the “Development Phase”), each Party shall cause the JVC to issue new Shares to Focus and Daewoo in proportion to their then respective shareholding ratios. In such case, each of Focus and Daewoo shall be under the obligation to make contributions in proportion to their then respective shareholding ratios.

(b)

For such subscription of new Shares, Daewoo may, if necessary, assist Focus in relation to Focus’ procurement of funds for such additional contributions after the Phase 3 Cash Contribution.  In the event that any Party does not intend to subscribe for, or otherwise fails to subscribe for, any or all of its portion of new Shares under this Section, such failing Party shall waive its pre-emptive rights to subscribe for new Shares, and the non-failing Party shall have the right to take up all of the unsubscribed portion of such new Shares at the Initial Share Price. In such case, the Party that failed to subscribe shall not be considered to be in breach of its obligations to subscribe for its Shares under this Section 4.4(b) and the shareholdings of the Parties shall be adjusted in accordance with the formula set out in Exhibit 1 attached hereto.

4.5

Development Phase.

(a)

Prior to the commencement of the Development Phase and based on the outcome of the preliminary feasibility study and the formal feasibility study and other relevant factors, the Parties shall mutually decide whether to proceed to the Development Phase.  If a decision to proceed to the Development Phase is made, Focus and Daewoo shall prepare a development plan and investment plan for the Project (the “Development Plan”).

(b)

Should Daewoo be the Controlling Party at such time, Daewoo shall be responsible for preparing and delivering to Focus the Development Plan, the terms of which shall be negotiated by the Parties in good faith.

(c)

Should the Parties be unable to agree on, within three (3) months of delivery of the Development Plan to Focus, (i) the terms of the Development Plan or (ii) in case that one Party wishes to purchase the Shares from the other Party or sell its own Shares to the other Party, the terms of such sale and purchase of the Shares, Focus shall then have the unrestricted right to sell to Daewoo all, but not any portion, of the Shares held by it in the JVC at ninety percent (90%) of the FMV (the “Put Option”).

(d)

In the event that Focus does not exercise the Put Option within one (1) month from the date on which Focus is given the right to exercise the Put Option, Daewoo shall then have the unrestricted right to purchase all but not any portion of the Shares held by Focus at one hundred ten percent (110%) of the FMV and Focus shall have an obligation to sell such Shares to Daewoo if Daewoo exercises such right.

(e)

Upon approval of the Development Plan by both Parties, Focus and Daewoo shall discuss in good faith whether to enter into a new joint venture agreement in accordance with the terms of the Development Plan (the “New JVA”).

5.

SHAREHOLDERS

5.1

Compliance.  Each Party agrees to vote and act as a Shareholder to fulfil the provisions of this Agreement and in all other respects to comply with this Agreement.  Each Party will use all reasonable efforts to cause the JVC to comply with this Agreement, and to the extent permitted by law, will cause its respective nominees as the Directors to cause the JVC to act in accordance with this Agreement and to exercise its rights under this Agreement.  Each Party shall cause the JVC to amend the Constitutional Documents to be consistent with this Agreement.

5.2

Meeting.

(a)

There shall be an annual Shareholders’ meeting and may be a special Shareholders’ meeting. The inaugural Shareholders’ meeting shall be convened within three (3) days from the Phase 1 Closing Date.  At the inaugural Shareholders’ meeting, the Parties shall adopt resolutions approving (i) the appointment of the General Manager, the Directors and other officers in accordance with Sections 6 and 8 below and (ii) the first development plan and budget of the JVC.  Notwithstanding any other contrary provisions, such resolutions at the inaugural Shareholders’ meeting shall only be considered to be adopted if such resolutions have attracted the affirmative vote by the Shareholders representing at least seventy-five percent (75%) of the total Shares.

(b)

Each Party shall cause the JVC to convene an annual Shareholders’ meeting within three (3) months after the end of each fiscal year of the JVC.  Special Shareholders’ meetings may be convened from time to time when it is deemed necessary by a resolution of the Board or when any Shareholder representing at least twenty percent (20%) of the Shares requests so in writing, describing the agenda for such special Shareholders’ meeting.  The Shareholders shall be entitled to exercise one (1) vote for each Share held by them and attend such meeting by proxy or by delivery of a letter indicating how it has cast its vote on the applicable agenda.

5.3

Notice.

(a)

In convening a Shareholders’ meeting, notices shall be published in the official gazette and a local newspaper with at least three (3) days in advance. In case of the annual Shareholders’ meeting, notices shall be published with at least ten (10) days in advance.  Notwithstanding the foregoing, the foregoing prior notice period may be omitted when all Shareholders representing one hundred percent (100%) of the Shares attend and unanimously agree to hold the Shareholders’ meeting and the matters to be dealt with therein.

(b)

The date, time and place of the Shareholders’ meeting shall be determined by the Board.  The notice shall state the date, time, place and agenda for the meeting.  The Shareholders’ meeting shall resolve only those matters stated in the notice, unless all Shareholders representing one hundred percent (100%) of the Shares attend and unanimously agree otherwise.

5.4

Quorum.

(a)

Unless otherwise provided for the Qualified Matters, a Shareholders’ meeting  shall be validly held at first call, if at least fifty percent (50%) of the total Shares entitled to vote are present.  At second call, which shall be held no earlier than three (3) days but no later than ten (10) days after the first call, the presence of any number of the total Shares entitled to vote shall suffice.  Each of the Shareholders shall be provided with  a prior written notice of the second call.

(b)

Notwithstanding the foregoing, with regard to the Qualified Matters, at first call, the presence of two-thirds (2/3) of the total Shares entitled to vote shall constitute a quorum at a Shareholders’ meeting with enough faculties to transact any business referred to the Qualified Matters.  The meeting in second call, which shall be held no earlier than three (3) days but no later than ten (10) days after the first call, shall require the attendance of at least three-fifths (3/5) of the total Shares entitled to vote.

5.5

Resolution.  Except as otherwise provided in this Agreement or where a greater majority is required by applicable Law, all resolutions at the Shareholders’ meeting shall be adopted by the affirmative vote of an absolute majority of the total Shares entitled to vote represented at such Shareholders’ meeting.  Notwithstanding any provisions to the contrary herein, the resolutions at the Shareholders’ meeting set forth below (the “Qualified Matters”) shall only be considered to be adopted if such resolution has attracted the affirmative vote by the Shareholders representing at least seventy-five percent (75%) of the total Shares, in which the approval may be withheld in the sole discretion of the Shareholders:

(a)

issuance of new Shares and other equity-linked securities, other than the issuance of new Shares to the Parties as contemplated under this Agreement;

(b)

transfer of any Shares, other than (i) a transfer by one Party to any of its affiliates or subsidiaries or (ii) those authorized by this Agreement;

(c)

amendments to any of the Constitutional Documents;

(d)

winding up, liquidation or dissolution of the JVC or the commencement of a voluntary proceeding seeking reorganization or similar relief;

(e)

merger, amalgamation, comprehensive stock swap, split-off or spin-offs of the JVC;

(f)

sale of the properties or assets of the JVC whose value exceeds fifty percent (50%) of the capital of the JVC;

(g)

change in the nature or scope of the business of the JVC or formation of a subsidiary of the JVC;

(h)

transfer, sell or otherwise dispose of, or create, or permit to be created or to exist, any Lien on any property of the JVC, other than in the ordinary course of the JVC’s business;

(i)

initiation, conduct, abandonment or settlement of any arbitration or legal proceedings or regulatory proceedings brought by or against the JVC involving an aggregate value of more than One Million U.S. Dollars (USD1,000,000), except for the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings relating to the enforcement of any rights of the JVC against any Shareholder;

(j)

dismissal of any Director;

(k)

reporting of the business report of the JVC;

(l)

loan from a Shareholder including any changes thereto; and

(m)

any other items or matters that require super-majority approval under applicable Law.

5.6

Minutes.  The results of the Shareholders’ meeting shall be recorded in the minutes, which shall be prepared in English and Spanish, signed by the chairman of the Shareholders’ meeting, the secretary, the Shareholders and the Directors present at the meeting, and shall be kept at the registered head office of the JVC.  In the event of any discrepancy or conflict between the English version of the minutes and any other version in a different language, the English version shall govern and prevail.

BOARD OF DIRECTORS

6.1

Supervision.  The Board shall direct, manage and supervise the JVC in accordance with the applicable Law.  The Board and/or the General Manager may delegate its authorities at reasonable discretion to certain appropriate committees and/or officers of the JVC in accordance with resolutions duly adopted and/or consistent with this Agreement and the Constitutional Documents, as may be applicable and consistent with applicable Law.

6.2

Member.  Each Party shall exercise its respective voting rights in the JVC and shall take such other steps as are necessary to ensure the followings:

(a)

The Board shall consist of a total of five (5) Directors, out of which a Party owning a majority of the total Shares (the “Controlling Party”) shall have the right to nominate three (3) Directors and the other Party (the “Non-Controlling Party”) shall have the right to nominate two (2) Directors.  The term of office for each of the Directors shall be two (2) years.  A repeated election of a Director shall be permissible.  If any Party reasonably determines that the performance of the duties by any Director nominated by the other Party is not satisfactory to such Party, such Party may request the Party who has nominated such Director to change the Director.  In such case, the Party who has nominated such Director shall in good faith consider such request from the other Party.  The initial members of the Board shall be as follows:

Focus	DAVID M. CASS	TOMÁS G. MÉNDEZ	PEDRO G.VARELA
Daewoo	TAE-HYEONG KIM	NAM-SUK CHO	-

(b)

All Directors shall have the duty to act in the best interest of the JVC and act in accordance with each of their fiduciary duties to the JVC.  Each Party shall cause their respective Directors to act in the best interest of the JVC and act in accordance with each of their fiduciary duties to the JVC.

6.3

Meeting.

(a)

There shall be ordinary meetings (the “Ordinary Meetings”) of the Board and there may be extraordinary meetings (the “Extraordinary Meetings”) of the Board.  The Ordinary Meetings shall be held quarterly in February, May, August and November of each calendar year unless mutually agreed otherwise by all Directors then in office. An Extraordinary Meeting may be convened at any time in accordance with the procedures set forth in Section 6.4.  The Shareholders shall mutually agree on the chairman of the Board of the JVC (the “Chairman of the Board”).  If the Chairman of the Board is unable to attend a meeting of the Board, then another Director designated by the Chairman of the Board and if none, the longest serving Director, and if undeterminable, the most senior Director in terms of age shall serve as the temporary chairman for such meeting of the Board.

(b)

The Ordinary Meetings and Extraordinary Meetings shall be held at the principal places of business of the JVC, but always subject to the discretion of the Board.  The General Manager shall inform the Board in writing on matters relevant to the JVC, which require the attention or approval of the Board and shall, upon request by the Board, report to the Board in the Board meetings.  The Directors may participate in any Board meeting in person, by means of video-conferencing or by telephonic conference.

6.4

Notice.  In convening a meeting of the Board, written notice stating the agenda, date, time and place of such meeting shall be given by the Chairman of the Board.  In the case of an Extraordinary Meeting, the Director convening such Extraordinary Meeting shall give written notice at least seven (7) days prior to the date set for such meeting to all the Directors and other Persons entitled to receive such notice.  Notwithstanding the foregoing, the foregoing period may be omitted when all Directors attend and unanimously agree otherwise.

6.5

Quorum.  A quorum of the Board meeting shall be formed with the attendance of three (3) Directors in office; provided, that, at least one (1) Director nominated by Daewoo and Focus shall be required to duly form a quorum.  In the event that a quorum of the Board cannot be formed for two (2) consecutive sessions, then a Shareholders’ meeting to resolve on the matter shall be held, unless otherwise waived by the Shareholders.

6.6

Resolution.  Unless otherwise provided in this Agreement, all actions and resolutions of the Board shall require the affirmative vote of a majority of the Directors in office.  Notwithstanding any provisions to the contrary, the matters set forth below shall require the approval of a majority of the Directors in office at the Board meeting and the approval of at least one Director nominated by the Non-Controlling Party:

(a)

approval of the business plan and budget for the applicable fiscal year of the JVC and any material deviations therefrom;

(b)

issuance of new Shares and other equity-linked securities, other than the issuance of new Shares to the Parties as contemplated under this Agreement;

(c)

calling of the Shareholders’ meetings and determinations of agenda items to be introduced at the Shareholders’ meetings;

(d)

incurrence of capital expenditures or any significant expenses in excess of Five Hundred Thousand U.S. Dollars (USD500,000) individually, other than expressly set forth in the relevant development plan and budget;

(e)

execution of any material contracts, the value of which exceeds Five Hundred Thousand U.S. Dollars (USD500,000);

(f)

agreement or transaction between (i) the JVC and (ii) any of its  Shareholders, Directors, officers, employees or their affiliates, as well as any material modifications thereto;

(g)

approval of dividend payments;

(h)

determination of agenda items to be resolved by the Board under the laws of Peru; and

(i)

change of the accounting policies of the JVC.

6.7

Minutes.  Minutes of each meeting of the Board shall be prepared by the Board in English and Spanish, and such minutes shall list and describe the agenda, nature of proceedings, resolutions including the number of affirmative/negative votes and the names of Directors for both sides, reasons for negative votes by certain Directors, if any.  In the event of any discrepancy or conflict between the English language and Spanish versions of the minutes, the English version shall govern and prevail.  All minutes of the meetings of the Board shall be signed by all of the Directors present whether in person, through videoconferencing or teleconferencing at the meeting.

6.8

Directors’ Remuneration.  No Director shall be entitled to any salaries, bonuses, severance pay, and any other compensation or remuneration from the JVC; provided, however, that the JVC may reimburse each Director for all reasonable travelling expenses incurred by such Director in order to attend Board meetings, as approved by the Board.

TECHNICAL COMMITTEE

7.1

Composition.  The Board may establish a technical committee comprised of individuals having special expertise, knowledge or interest in the Project. The technical committee shall consist of at least two (2) members from each Party appointed by the Board; provided, however, that a majority of the members of the technical committee will not be members of the Board.

7.2

Authority.  The technical committee shall have the authority to monitor and supervise all works and services performance.  Works and services performance shall include, but not be limited to, the followings: (i) drilling and exploration, and the compliance with the drilling commitment at Phase 1, (ii) the drilling commitment and scoping study at Phase 2, (iii) the preliminary feasibility study at Phase 3 and (iv) all budgets relating to drilling and exploration of the Project.  The technical committee shall provide advice on technical matters relating to the Project to the General Manager or as directed by the General Manager in the first instance and, if necessary thereafter, to the Board.

7.3

Meeting.  The technical committee shall hold a regular meeting fifteen (15) days prior to any scheduled meeting of the Board.  A meeting of the technical committee may also be held from time to time upon mutual agreement of the Parties.  Each Party will be given at least seven (7) days prior written notice of each meeting of the technical committee and will be entitled to have at least one (1) representative attend each meeting of the technical committee and such representative will be entitled to participate in such meeting.

MANAGEMENT AND OPERATION

8.1

General Manager.  A Director nominated by the Controlling Party shall be the General Manager.

8.2

Officer and Seconded Employee.  Daewoo shall have the right to nominate and replace the chief financial officer of the JVC.  The Parties shall mutually define and agree to additional management positions within the JVC.  Daewoo shall have the right to recommend one (1) or two (2) qualified employees to be seconded to or hired by the JVC as necessary to carry out safe and efficient operations of the JVC and one (1) financial supervisor to oversee the financial status of the JVC (the “Daewoo Secondees”).  The Daewoo Secondees shall be included in the JVC’s payroll and their salaries and compensation shall be paid by the JVC.

8.3

Contractor and Expert.  The Parties may cause the JVC to engage contractors or service providers including a reputable and qualified drilling expert in relation to the drilling of the mines of the Project subject to the terms and conditions reasonably acceptable to Daewoo.

8.4

Technology and Know-How.  Technology and know-how owned by each Party shall be made available to the JVC on reasonable commercial terms. Any technology and know-how developed in connection with the Project shall be made available to each Party on reasonable commercial terms.  Nothing in this Section 8.4 will require any Party to contravene the terms of any agreement with a third party to which it is party including without limitation any confidentiality or license agreement.

BUSINESS PLAN AND BUDGET

9.1

Draft Business Plan and Budget.  Not less than sixty (60) days prior to the commencement of each financial year of the JVC, each Party shall cause the JVC to send to the Directors a draft business plan and a draft budget relating to the Project for each material category of activity to be undertaken by the JVC in such financial year in respect of the Project.  Each draft plan and budget shall include, where relevant, (i) a financial model for the Project, including the forecast, construction, operational and technical data and the capital expenditures for the life of the Project and the operations of the JVC, (ii) statement of projected cash flow, (iii) projected capital expenditures, exploration expenditures and operating expenditures and (iv) a manpower schedule of the technical, operating, management and contracting staff complement required to operate and complete the Project.

9.2

Approval Process.  There will be a thirty (30) day comment period on each draft plan and budget followed by circulation of the revised draft together with a notice calling a meeting of the Board not later than thirty (30) days prior to the commencement of each financial year for consideration of such draft.  At such meeting of the Board, the Board, with or without revisions or adjustments, may approve any or all of the proposed plan and budget.  In the absence of such approval, the JVC will continue operations based on the most recently approved plan and budget including the expense items until a new plan and budget are approved.

9.3

Financial and Management Reporting.

(a)

Except as otherwise provided in this Agreement, the financial and management reporting requirements of the JVC as well as its control procedures shall be agreed by the Board.  All material accounting policies of the JVC shall also be determined by the Board.  Each Party shall cause the JVC to forward to the Shareholders:

(i)

monthly management accounts within seven (7) Business Days of the end of each calendar month, in a form which shall include a balance sheet, profit and loss account and cash flow statement (the “Financial Statements”) for the month, and within twenty (20) days, the Financial Statements for the month and quarter to date which will show the financial position of the JVC and provide a comparison between budgeted and actual figures for the Project;

(ii)

quarterly management accounts within twenty (20) days of the end of each calendar quarter, in a form which shall include the Financial Statements for the quarter and year to date which will show the financial position of the JVC and provide a comparison between budgeted and actual figures for the Project, together with an explanation of any significant variances between such figures, and a report on the JVC’s performance and a quarterly cash flow projection; and

(iii)

the audited accounts of the JVC within ninety (90) days following the end of each financial year.

(b)

Without limiting the foregoing, each Party shall cause the JVC to (i) forward to the Shareholders such additional financial information as any Shareholder may reasonably request from time to time, for example, to explain any variances between the budgeted and actual figures of the JVC for any period and (ii) provide such other non-financial information regarding the Project and its operation as a Shareholder may reasonably request.

(c)

Any Party shall be entitled to obtain from the JVC all such financial and other information as such Party may require for purposes of (i) reporting to its shareholders and (ii) complying with the disclosure requirements of public authorities in connection with ongoing disclosure requirements and those related to public issues of securities.

9.4

Inspection.  Each Party, through its authorized representatives, shall have, at any time during normal business hours, the right to (i) access the directors and officers of the JVC, (ii) inspect, audit, copy and retain copies of the books and records of the JVC and (iii) inspect the properties and physical assets of the JVC.  The costs and expenses incurred from the foregoing inspection and access shall be borne by the Party conducting such inspection and access.

9.5

Financial Year End.  Unless and until altered in accordance with the terms of this Agreement, the JVC’s financial year end shall be December 31 in each year.

9.6

Hedging and Risk Management.  The Parties shall cause JVC to, at all times, have and comply with a hedging and risk management policy.  The hedging and risk management policy shall be agreed by the Board and will address, among other things, commodity, interest rate and currency hedges.

SHARE TRANSFER RESTRICTION

10.1

Restriction on Encumbrance.  No Party shall pledge, encumber or otherwise permit the placement of a Lien on or over all or a portion of its Shares or any interest therein, or make all or a portion of its Shares or any interest therein available as the object of other rights, without the express prior written consent of the other Party.  Such consent may be withheld, conditioned or denied in the sole and absolute discretion of such other Party.

10.2

Restriction on Transfer.  Each Party covenants and agrees not to directly or indirectly, sell, convey or otherwise transfer to anyone other than an affiliate (collectively the “Transfer”) any portion of its Shares or any interest therein prior to the completion of the Phase 2 Period (the “Lock-Up Period”) without the prior written consent of the other Party.  Notwithstanding the foregoing, if Daewoo does not decide to proceed with a further drilling program for the Project prior to the completion of the Phase 1 Period, the Lock-Up Period shall end upon the expiration of the Phase 1 Period.  After the expiration of the Lock-Up Period, the Parties shall not Transfer its interest in any of its Shares without such Transfer being subject to the procedures set forth under Section 10.3.  With regard to the Development Phase, the provisions on the Transfer of the Shares shall be separately determined and provided in the New JVA if entered into.  Prior to the time that the New JVA is entered into, the restrictions on Transfer in this Section 10.2 shall continue to apply.

10.3

Right of First Refusal.

(a)

Subject to Section 10.2 and except for any Transfer of the Shares pursuant to Section 4.5 or Section 14.5, in the event that a Party intends to Transfer its Shares (the “Transferring Party”) after the expiration of the Lock-Up Period, then the other Party (the “Non-Transferring Party”) shall have a right of first refusal (the “Right of First Refusal”) to purchase such Shares (the “Subject Shares”).  Before the intended Transfer of any Subject Shares, the Transferring Party shall deliver to the JVC and the other Party a written notice (the “Transfer Notice”).  A Transfer Notice shall include an undertaking by the prospective buyer, in a form satisfactory to the Non-Transferring Party, agreeing unconditionally to be bound by the terms and conditions hereof.

(b)

The Non-Transferring Party shall have the right, by providing written notice to the Transferring Party (the “Purchase Notice”) at any time within thirty (30) days after its receipt of the Transfer Notice (the “Purchase Right Period”), to purchase all of such Subject Shares at the same price and upon the same terms and conditions on which the Transferring Party proposed to Transfer the Subject Shares (the “Offered Terms”).  The Transferring Party shall, upon receipt of the Purchase Notice from the Non-Transferring Party, sell such Subject Shares to such Non-Transferring Party pursuant to such terms.  The closing date of such sale and purchase shall be reasonably extended to obtain all applicable Government Approvals and, if applicable, secure all necessary financing in connection therewith.

(c)

If the Non-Transferring Party does not elect to purchase the Subject Shares within the Purchase Right Period, then subject to the Non-Transferring Party’s tag-along rights under Section 10.4 below, the Transferring Party may Transfer the Subject Shares to the proposed transferee within a period of ninety (90) days after the expiration of the Purchase Right Period (the “Free Sale Period”).  The Transferring Party shall Transfer all, and no less than all, of the Subject Shares to the Proposed Transferee in accordance with the Offered Terms.  The Transferring Party shall not transfer the Subject Shares to a Proposed Transferee either (i) at a lower price than the price at which the Subject Shares were offered to the Non-Transferring Party or (ii) on such other terms or conditions more favorable than those on which the Subject Shares were offered to be sold to the Non-Transferring Party.  If the Transferring Party does not Transfer the Subject Shares to the proposed transferee in accordance with the terms established in this Section 10.3 and within the Free Sale Period, then the Transfer of the Subject Shares shall automatically become subject again to the terms of this Section 10.3 as if the Subject Shares had never before been offered for Transfer.

10.4

Tag-Along Right.

(a)

Should the Non-Transferring Party not exercise its Right of First Refusal pursuant to Section 10.3 and the Transferring Party intends to Transfer the Subject Shares to the proposed transferee, then the Transferring Party shall, as a condition precedent to such Transfer, provide the Non-Transferring Party with the right to participate in such Transfer, by delivering written notice of such proposed Transfer (the “Tag-Along Offer”) to the Non-Transferring Party.  The Tag-Along Offer shall specify the price and terms and conditions by which the proposed transferee is willing to purchase the Subject Shares.  At any time, but in any event no later than thirty (30) days after receipt of the Tag-Along Offer (the “Acceptance Period”), the Non-Transferring Party shall have the right to accept the Tag-Along Offer and Transfer a number of the Shares of the JVC held by the Non-Transferring Party (the “Tag-Along Shares”).  In that case, the total number of the Shares of the JVC to be Transferred to the proposed transferee shall be comprised of a number of Tag-Along Shares and Subject Shares that bear the same ratio to each other as did the Shares respectively held by the Transferring Party and the Non-Transferring Party as of the date of the Tag-Along Offer.  If the Non-Transferring Party exercises its Tag-Along Right, the Subject Shares shall be decreased by the corresponding number of Tag-Along Shares.  Save for any default by the Non-Transferring Party, the Transferring Party shall not be entitled to complete any Transfer to a proposed transferee unless, contemporaneously, the proposed transferee completes the acquisition of the Tag-Along Shares.

(b)

The Non-Transferring Party may exercise rights in the Tag-Along Offer by delivering a written notice to the Transferring Party (the “Tag-Along Reply”) stating its acceptance of the Tag-Along Offer within the Acceptance Period.  If the Non-Transferring Party does not deliver the Tag-Along Reply during the Acceptance Period, the Non-Transferring Party shall be deemed to have waived its rights to sell its Equity Shares in response to such Tag-Along Offer.  If the Non-Transferring Party accepts the Tag-Along Offer by sending the Tag-Along Reply, then the Transferring Party shall be obligated to sell the Non-Transferring Party’s Shares on the terms specified in the Tag-Along Offer to the proposed transferee along with the Transferring Party (the “Tag-Along Sale”).  The Transferring Party shall promptly notify and keep the Non-Transferring Party informed of the discussions and negotiations of definitive agreement in this regard and also the date and location of the closing of the Tag-Along Sale.

10.5

Contravention.  Except as otherwise provided in this Agreement, any attempted Transfer of the Shares that are made in contravention with any provision in this Section 10 shall be deemed null and void.

REPRESENTATIONS AND WARRANTIES

11.1

Focus representations and warranties.  Focus represents and warrants to Daewoo, as of the Effective Date, the date of the incorporation of the JVC and each date on which any of the Parties makes contribution into the JVC in accordance with Section 4 above unless a specific date is set forth below, in which case as of such date, as follows:

(a)

Authorization.

(i)

Focus has full power and authority to execute and deliver the Transaction Documents to which it is a party (the “Focus Transaction Documents”) and to perform its obligations under the Focus Transaction Documents.

(ii)

The execution and delivery by Focus of the Focus Transaction Documents, and the performance by Focus of all of its obligations under the Focus Transaction Documents have been duly authorized by all necessary corporate actions to the extent applicable.  The Focus Transaction Documents constitute valid and binding obligation of Focus and  are enforceable against Focus in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws (the “Bankruptcy”) relating to or affecting creditors’ rights and by principles of equity.

(iii)

None of the execution or performance by Focus of the Focus Transaction Documents will  violate any provision of its articles of incorporation or regulations of its board of directors, violate any Law applicable to Focus or result in a violation or breach of, or constitute, with or without due notice or lapse of time or both, an event of default under any contract, agreement or other instrument to which it is a party.

(b)

No Proceeding.  There is no claim, action, suit, charge, cause of action, arbitration, investigation or proceeding pending or, threatened against Focus or any other Person that (i) involves or could adversely affect, the transactions contemplated hereunder or (ii) challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereunder.

(c)

Mining Concession.  As of the Effective Date, Focus is the legal and beneficial recorded owner of all of the Maja Linda Mining Concessions. As of the Phase 1 Closing Date, the JVC will be the legal and beneficial recorded owner of all of the Maja Linda Mining Concessions, the Option Agreement Rights and the Drilling Permit.

(d)

Mining Lease and Option Agreement.

(i)

As of the Effective Date, Focus has all of the Option Agreement Rights, and as of the Phase 1 Closing Date, the JVC has all of the Option Agreement Rights.  Each of the mining lease and option agreements described in Schedule 4.1(e) is valid and binding and is in full force and effect in accordance with their respective terms.

(ii)

No party to the mining lease and option agreements described in Schedule 4.1(e) is in breach of, or in default under, such mining lease and option agreements.

(iii)

To the knowledge of Focus, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any such mining lease and option agreements.

(iv)

No party to such mining lease and option agreements has notified that it is exercising any termination rights with respect thereto, and no such party has given a notice of any dispute with respect to any such mining lease and option agreements.

(e)

Encumbrance. The Maja Linda Mining Concessions (i) are free and clear of all Liens, (ii) have been maintained all material respects in compliance with all obligations imposed under the Law and (iii) are free and clear of any agreement or option, or any right or privilege capable of becoming an agreement or option for the purchase or acquisition of any of the rights attached thereto.

(f)

Authority.  Focus possesses the legal capacity required under Peruvian law to consent to the transfer or assignment of the Mining Rights to the JVC.

(g)

Drilling Permit.  As of the Phase 1 Closing Date, Focus shall have transferred to the JVC the Drilling Permit and any other necessary approvals from any applicable Governmental Authorities to conduct exploration activities in the Project and the JVC will hold and possess the Drilling Permit and such approvals in its name.

(h)

Tax.  In relation to the amendments to, and the transfer and assignment of, the Option Agreement Rights, prior to the Phase I Closing Date, Focus will duly and timely have filed or caused to be filed with the appropriate Governmental Authorities all tax returns, and paid all taxes to the Governmental Authorities.

(i)

Information.  All of the information, data and materials provided by Focus to Daewoo concerning the Project and the Mining Rights, whether orally or in writing, have not been deliberately falsified, misrepresented, distorted or omitted.

11.2

Daewoo representations and warranties.  Daewoo represents and warrants to Focus, as of the Effective Date and each date on which any of the Parties makes contribution into the JVC in accordance with Section 4 above, as follows:

(a)

Authorization.

(i)

Daewoo has full power and authority to execute and deliver the Transaction Documents to which it is a party (the “Daewoo Transaction Documents”) and to perform its obligations under the Daewoo Transaction Documents.

(ii)

The execution and delivery by Daewoo of the Daewoo Transaction Documents, and the performance by Daewoo of all of its obligations under the Daewoo Transaction Documents have been duly authorized by all necessary corporate actions, to the extent applicable. The Daewoo Transaction Documents constitute valid and binding obligation of Daewoo and are enforceable against Daewoo in accordance with their terms, except as such enforceability may be limited by the Bankruptcy relating to or affecting creditors’ rights and by principles of equity.

(iii)

None of the execution or performance by Daewoo of the Daewoo Transaction Documents will violate of any provision of its articles of incorporation or regulations of its board of directors, violate any Law applicable to Daewoo or result in a violation or breach of, or constitute, with or without due notice or lapse of time or both, an event of default under any contract, agreement or other instrument to which it is a party.

(b)

No Proceeding.  There is no claim, action, suit, charge, cause of action, arbitration, investigation or proceeding pending or, threatened against Daewoo or any other Person that (i) involves or could adversely affect the transactions contemplated hereunder or (ii) challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereunder.

INDEMNITY

12.1

Notice.  If a Party becomes aware of a matter which could give rise to a claim in connection with any representation or warranty set forth in Section 11, the Party giving such representation or warranty (the “Warrantor”) shall not be liable in respect of it unless the other claiming Party gives a notice of a claim to the Warrantor within sixty (60) days of the claiming Party becoming aware of such matter.

12.2

Indemnity.  Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party, and its respective directors, officers, employees, agents, successors and assigns (each an “Indemnified Party”) from and against and in respect of all Losses sustained, suffered or incurred by or made against any Indemnified Party, arising out of, based upon or in connection with (i) any material inaccuracy in or material breach of any representation or warranty given or made by such Party as Warrantor contained in this Agreement and/or (ii) any material breach of any covenant, undertaking or agreement given or made by it in this Agreement.  Such indemnity obligation shall survive the termination of this Agreement.

CONFIDENTIALITY

13.1

Information Property.  The terms and conditions of this Agreement and all plans, budgets, models, data, reports and other information of any kind relating to or arising from the conduct of operations at the Project, including all information obtained by a Party in respect of the business and affairs of the JVC, will be the exclusive property of the JVC. The above information will be treated as confidential by the Parties and, subject to Section 13.3, not be disclosed to any third party or to the public without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

13.2

Other Confidential Information. Each Party agrees that any information which it receives about the business, operations, assets, liabilities, plans, prospects and affairs of any other Party as a result of the transactions contemplated by this Agreement and the related agreements contemplated hereby (the “Other Confidential Information”) shall be treated as confidential.  The Other Confidential Information shall not be disclosed to any third party or to the public without the prior written consent of the Party to whom such information belongs, which consent shall not be unreasonably withheld.

13.3

Public Announcement.  A Party shall be permitted to make such disclosure regarding this Agreement, the Project, or any Other Confidential Information as may be required by law or by the rules and regulations of any securities commission, stock exchange or other regulatory authority having jurisdiction over a Party; provided, that, such Party proposing to make any disclosure concerning such matters shall first advise the other Party and/or the JVC as to the content of the proposed disclosure.

13.4

Exception.  The restrictions of Sections 13.1 and 13.2 on disclosure of information shall not apply to disclosure by a Party or its representatives (i) to an affiliate, employee, contractor, subcontractor, consultant or professional that has a bona fide need to be informed, (ii) of information which is or becomes part of the public domain, other than through a breach of the provisions of this Agreement by another Party or (iii) to a bona fide purchaser in connection with a proposed Transfer of the Shares; provided that the potential purchaser is subject to confidentiality provisions no less onerous than provided in this Agreement.

13.5

Duration.  The provisions of this Section 13 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement.

TERM AND TERMINATION

14.1

Term.  This Agreement shall become effective on the Effective date, and shall continue in full force and effect until this Agreement is terminated in accordance with this Section 14.2 or other applicable provisions hereof.

14.2

Termination Event.  A written notice to terminate this Agreement (the “Termination Notice”) may be issued to the other Party within three (3) months following the knowledge by the Party issuing the Termination Notice.

(a)

Daewoo or Focus.  Daewoo or Focus, as applicable, may terminate this Agreement by issuing the Termination Notice on the occurrence of one (1) or more of the following events:

(i)

Focus commits a material breach of any of its representations, warranties, covenants or obligations under this Agreement that is not remedied within thirty (30) days starting on the day after receipt of written notice from the terminating Party giving details of the breach and requiring the other Party to remedy the breach;

(ii)

Focus fails to complete and procure all of the matters under Section 4.1(a) above within six (6) months from the Effective Date; provided, however, that if any of the matters under Section 4.1(a) above has not been completed or procured as of the date falling six (6) months from the Effective Date but Daewoo reasonably determines that such uncompleted or unprocured items including the Drilling Permit is expected to be completed or procured in the near future, Daewoo shall grant a two (2) months grace period; or

(iii)

Daewoo commits a material breach of any of its representations, warranties, covenants or obligations under this Agreement that is not remedied within thirty (30) days starting on the day after receipt of written notice from the terminating Party giving details of the breach and requiring the other Party to remedy the breach.

(b)

Either Party.  Either Party may terminate this Agreement by issuing the Termination Notice on the occurrence of one (1) or more of the following events:

(i)

any subsequent enactment of applicable Law or any subsequent act of a governmental entity shall render performance of this Agreement impossible or unlawful, so long as any such event is not attributable to such terminating Party;

(ii)

the applicable Governmental Authorities have issued its final and non-appealable decision, order or notice revoking, cancelling, suspending, withdrawing or rejecting, in case of renewal, the issuance of a Government Approval essential for the performance or continuance of this Agreement and/or the Project, so long as any such event is not attributable to such terminating Party;

(iii)

the other Party has commenced, or an intention to commence, a bankruptcy proceeding on a voluntary basis under any applicable bankruptcy Laws, or there is the adjudication that the other Party is bankrupt or insolvent, or the other Party’s acquiescence to, intention to acquiesce to, or failure to have dismissed within ninety (90) days, any petition for bankruptcy filed against the other Party in any involuntary case under any applicable bankruptcy Laws;

(iv)

a Person, who is not an Affiliate of the other Party, acquires, either directly or indirectly, fifty percent (50%) or more of the outstanding voting securities of such other Party; or

(v)

the other Party holds twenty percent (20%) or less of the Shares.

(c)

Both Parties.  This Agreement may be terminated by a mutual written agreement of the Parties.

14.3

Rights and Liabilities.  Termination of this Agreement shall not affect the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.  Upon termination, all of the unaccrued rights and obligations of the Parties under this Agreement shall immediately terminate.

14.4

Name.  If this Agreement is terminated following the Phase 1 Closing Date, each Party shall, at the request of the other Party, take all steps necessary to ensure that the name of the JVC is immediately changed so that it no longer contains any reference to any trade name or trademark then owned by the other Party or any of its affiliates.

14.5

Breach Call Option.  If this Agreement is terminated by a Party for any of the reasons set forth in Section 14.2(a)(i), 14.2(a)(iii) or 14.2(b)(iii), then the terminating Party shall have the right to require the breaching Party to sell all or any portion of its Shares (the “Breach Call Option Shares”) to the terminating Party or its designee at seventy percent (70%) of the FMV of such Breach Call Option Shares held by the breaching Party.  A contract for the sale and purchase of the Breach Call Option Shares shall be deemed to have been entered into upon the dispatch of written notice by the terminating Party to the breaching Party.  Payment for the Shares shall be due within sixty (60) days of the completion of the appraisal of the FMV of Breach Call Option Shares or of the issuance of any Government Approval required for the sale and purchase, whichever occurs later.

MISCELLANEOUS

15.1

Benefit of the Agreement.  This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

15.2

Entire Agreement.  This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall cancel and supersede any prior understandings and agreements between the Parties with respect to such subject matter.

15.3

Amendment and Waiver.  No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties.

15.4

Assignment. Except as expressly provided in this Agreement, no Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party.

15.5

Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

15.6

Notice.

(a)

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement  to any Party shall be sufficiently given if delivered personally, or if transmitted by fax or e-mail or other form of recorded communication:

(i)

In case of Focus, as follows:

Minera Focus S.A.C. c/o Focus Ventures Ltd.

200 Burrard Street, Suite 650, Vancouver, BC, Canada V6C 3L6

Tel No.:

1-604-688-5288

Fax No.:

1-604-682-1514

E-mail:

davidc@goldgroup.com

Attention: David Cass, President

(ii)

In case of Daewoo, as follows:

Daewoo International Corporation

10, Tongil-ro, Jung-gu, Seoul, Korea 100-753

Tel No.:

82-2-759-3523

Fax No.:

82-2-3210-7866

E-mail:

roots4613@daewoo.com

Attention: Jae Geun Baek, Manager

(b)

The notice may be given to at such other address as the Party to whom such notice is to be given shall have last notified to the Party giving the same in the manner provided in this Section.  Any notice personally delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address; provided, that, if such day is not a Business Day then the notice shall be deemed to have been given and received on the next following Business Day.  Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

15.7

Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of Peru, without regard to its conflict of law principles.

15.8

Dispute Resolution.  Except for claims for a preliminary injunction, temporary restraining order or other temporary relief, any dispute arising out of or in connection with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this Section 15.8, shall be resolved by final and binding arbitration in Lima, Peru.  The arbitration shall be conducted in English by three (3) arbitrators pursuant to the rules of the International Chamber of Commerce (“Reglamento de Arbitraje del Centro de Arbitraje de la Camara de Comercio de Lima”) (the “CCL”), save that, unless each of the Parties agrees otherwise:

(a)

The third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two (2) arbitrators previously appointed by each of the Parties.  If the third arbitrator is not chosen and nominated to the CCL for appointment within thirty (30) days of the date of confirmation by the CCL of the later of the two party-appointed arbitrators, he or she shall be chosen by the CCL;

(b)

No arbitrator shall be of the same nationality as either Party; and

(c)

The tribunal shall have the authority to award any remedy or relief in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or an injunction.  If the intervention of judges or courts is required for any reason whatsoever, the Parties shall agree to submit to the venue of the judges and courts of the Judicial District of Lima-Cercado.

15.9

Counterparts.  The Parties may execute this Agreement in counterparts and deliver it by fax, each of which will be considered an original and all of which together will constitute one agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officer or representative as of the Effective Date.

MINERA FOCUS S.A.C.

SIGNED BY

for and on behalf of

MINERA FOCUS S.A.C.

_______________________

Name:

David Maurice Cass

Title:

Representative

DAEWOO INTERNATIONAL CORPORATION

SIGNED BY

for and on behalf of

DAEWOO INTERNATIONAL CORPORATION

_______________________

Name:

Jung, Kyu-Jin

Title:

Head of Mineral Resources Division

SCHEDULE 1

THE PROJECT

(A) Mining Concessions

	Name	Code	Extent (Hectares)	Resolution Granting Title to Concession	Issuance Date
1	Maja Linda 1	10238512	100	RP N° 4067-2013-INGEMMET/PCD/PM	29-Oct-13
2	Maja Linda 2	10238612	100	RP N° 4379-2013-INGEMMET/PCD/PM	29-Nov-13
3	Maja Linda 3	10238712	89.3613	RP N° 0491-2013-INGEMMET/PCD/PM	28-Feb-13
4	Maja Linda 4	10238812	200	RP N° 4010-2012-INGEMMET/PCD/PM	28-Sep-12
5	Maja Linda 5	10238912	1000	RP N° 4187-2012-INGEMMET/PCD/PM	22-Oct-12
6	Maja Linda 6	10239012	800	RP N° 4189-2012-INGEMMET/PCD/PM	22-Oct-12
Total			2289.3613	-	-

(B) Option Agreement Rights

	Name	Code	Extent (Hectares)	Resolution Granting Title to Concession	Issuance Date
1	Aurora	040005597	400	RJ N° 08090-97-RPM	21-Nov-97
2	Aurora MLQ	580020411	800	RD N° 038-2013-DREM-GR – CUSCO	20-Feb-13
Total			1200	-	-

SCHEDULE 4.1(E)

MINING LEASE AND OPTION AGREEMENTS

1.

Payments to Sociedad Minera de Responsabilidad Limitada Parobamba II under Aurora Option and Mining Lease Agreement dated June 11, 2014, between Minera Focus S.A.C. and Sociedad Minera de Responsabilidad Limitada Parobamba II.

2.

Payments to Minera Los Quechuas S.A.C. under Aurora Option and Mining Lease Assignment Agreement dated July 24, 2014 between Minera Focus S.A.C. and Minera Los Quechuas S.A.C.

3.

Payments to Minera Los Quechuas S.A.C. under Aurora MLQ Option and Mining Lease Agreement dated July 24, 2014 between Minera Focus S.A.C. and Minera Los Quechuas S.A.C.

EXHIBIT 1

SHAREHOLDING RATIO CALCULATION FORMULA

Focus Shareholding Ratio		(NS held by Focus + NNS subscribed by Focus)
	=	------------------------------------------------------------------------------------
(Total Number of Outstanding Shares + Total Number of New Shares)

Daewoo Shareholding Ratio		(NS held by Daewoo + NNS subscribed by Daewoo)
	=	-------------------------------------------------------------------------------------
(Total Number of Outstanding Shares + Total Number of New Shares)

WHERE:

* NS = total number of the Shares held by the relevant Party immediately prior to the completion of the relevant subscription of new Shares;

* NNS = the total number of new Shares that are subscribed for by the relevant Party.